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Filed pursuant to Rule 424(b)(2)
Registration Nos. 333-108973
and 333-121891

Minimum: 2,222,223 Shares
Maximum: 5,036,000 Shares
Common Stock

We are offering a maximum of 5,036,000 shares of our common stock directly to investors. We may not sell less than a minimum of 2,222,223 shares of our common stock in this offering. In connection with this offering, we will pay fees to our placement agent, Thomas Weisel Partners, LLC. See "Plan of Distribution" beginning on page S-16 of this prospectus supplement for more information regarding these arrangements.

Our common stock is quoted on the Nasdaq National Market under the symbol "DEPO." On January 6, 2005, the last reported sale price of our common stock was $5.33 per share.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-8.

	Per Share	Minimum Offering	Maximum Offering
Public offering price	$4.50	$10,000,004	$22,662,000
Placement agent's fees	$0.27	$600,000	$1,359,720
Proceeds, before expenses, to us	$4.23	$9,400,004	$21,302,280

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

We have engaged Thomas Weisel Partners LLC as our exclusive placement agent to use its best efforts to solicit offers to purchase our common stock in this offering. The placement agent is not purchasing or selling any shares of common stock pursuant to this prospectus supplement or the accompanying prospectus, nor is it required to purchase or sell any specific number of shares of common stock. All investor funds received prior to the closing of this offering will be deposited into a separate trust account established for us until the closing. If we do not receive investor funds for the purchase of at least 2,222,223 shares of common stock by 5:00 p.m. New York City time on January 11, 2005, this offering will terminate and any funds received will be promptly returned. We expect that delivery of the shares of common stock being offered pursuant to this prospectus supplement will be made to investors on or about January 12, 2005. The shares of common stock will be delivered only in book-entry form through The Depository Trust Company, New York, New York.

Thomas Weisel Partners LLC
As Placement Agent

The date of this prospectus supplement is January 6, 2005.

Prospectus Supplement

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to "the company," "Depomed," "we," "us," "our," or similar references mean Depomed, Inc.

        This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock and also adds to and updates information contained in or incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information about us and the shares of common stock we may offer from time to time under our shelf registration statement. To the extent there is a conflict between the information contained, or referred to, in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information contained, or referred to, in this prospectus supplement shall control.

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus supplement and the accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front of the applicable document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and any accompanying prospectus is delivered or common stock is sold on a later date.

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PROSPECTUS SUPPLEMENT SUMMARY

        This summary highlights selected information about us and this offering. This summary is not complete and does not contain all the information you should consider before investing in our common stock. You should carefully read this entire prospectus supplement and the accompanying prospectus, including the "Risk Factors" contained therein, the financial statements and the other documents we refer to and incorporate by reference in this prospectus supplement and the accompanying prospectus, before making an investment decision. We incorporate by reference important business and financial information into this prospectus supplement. See "Incorporation of Certain Information by Reference" on page S-18 of this prospectus supplement.

        We are an emerging specialty pharmaceutical company engaged in the development of pharmaceutical products based on our proprietary oral drug delivery technologies. Our collaborative partner has submitted a New Drug Application (NDA) to the Food and Drug Administration (FDA) for one product we developed and we have submitted an NDA to the FDA for another proprietary product. In addition, we have one product candidate that has completed a Phase II clinical trial and another product candidate that has completed a Phase I clinical trial which we intend to advance into a Phase II trial in the first quarter of 2005. Our primary oral drug delivery system is our patented Gastric Retention System, or the GR™ System. The GR System is a tablet designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs on a continuous, controlled-release basis. By incorporation into the GR System, some drugs currently taken two or three times a day may be administered only once a day. We also have a product containing two different drug compounds incorporated in the GR System in preclinical development. The principal patent on our GR System covers the controlled delivery of a broad range of drugs from a gastric retained polymer matrix tablet to maximize therapeutic benefits. Our intellectual property position includes nine issued patents and eleven patent applications pending in the United States.

        We are developing our own proprietary products and are also developing products utilizing our GR technology in collaboration with other pharmaceutical and biotechnology companies. Regarding our collaborative programs, we apply our proprietary technology to our partners' compounds and from these collaborations we generally expect we will receive research and development funding, milestone payments, license fees and royalties. For our internal development programs, we apply our proprietary technology to existing drugs and typically fund development at least through Phase II clinical trials. Upon the completion of Phase II clinical trials, we evaluate, on a case-by-case basis, the feasibility of retaining marketing or co-marketing rights to our product candidates in the United States, taking into account such factors as the marketing and sales efforts required for each of the product candidates, the potential collaborative partners and the proposed terms of any such collaboration. When we license marketing rights to a collaborative partner, we generally expect the partner to fund the completion of the clinical trials and to pay us license fees, milestones and royalties on sales of the product.

Metformin GR™

        In April 2004, our collaborative partner, Biovail Laboratories (Biovail) submitted an NDA for our internally developed once-daily metformin product for Type II diabetes, Metformin GR. The FDA accepted the application for review in June 2004. The earliest that we expect to obtain FDA approval to market Metformin GR is in the first half of 2005, if at all.

        In May 2002, we entered into an agreement with Biovail granting them an exclusive license in the United States and Canada to manufacture and market Metformin GR. The agreement provides for a $25.0 million milestone payment to us upon FDA approval and royalties on net sales of Metformin GR. Biovail has an option to reduce certain of the royalties for a one-time payment to us of $35.0 million. In April 2004, we and Biovail amended the Metformin GR licensing agreement. Under the amended agreement, we will receive royalties on sales of Biovail's extended release 1000 mg metformin HC1 tablet in the United States and Canada in exchange for allowing Biovail to use our clinical data for Metformin GR to support and accelerate regulatory submissions for Biovail's 1000 mg tablet and to establish equivalence between the two dosage forms. The NDA filed by Biovail was for approval of both Metformin GR and Biovail's 1000 mg metformin HCl tablet.

        In August 2004, we entered into an agreement granting LG Life Sciences, Ltd., a biopharmaceutical company based in Seoul, Korea, an exclusive license to distribute Metformin GR in the Republic of Korea. The agreement provides for a $600,000 upfront license fee, a milestone fee upon approval in Korea and royalties on net sales of Metformin GR.

Proquin™ XR (Ciprofloxacin GR™)

        In July 2004, we submitted an NDA to the FDA for Proquin XR, our internally developed once-daily formulation of the antibiotic drug ciprofloxacin, for urinary tract infections. The FDA accepted the application for review in September 2004. The earliest that we expect to obtain FDA approval to market Proquin XR is in the second half of 2005, if at all. We are seeking potential marketing or co-marketing partners for Proquin XR.

Gabapentin GR™

        We have developed Gabapentin GR, an extended release gabapentin product. Gabapentin is marketed by Pfizer Inc. for adjunctive therapy for epileptic seizures and postherpetic pain under the label Neurontin®. A Phase I clinical trial for Gabapentin GR was completed in the first quarter of 2002. We expect to initiate a Phase II clinical trial for Gabapentin GR in the first quarter of 2005 for an indication to be determined.

Furosemide GR™

        In September 2004, we completed a Phase II clinical trial for Furosemide GR. Furosemide is a widely-prescribed diuretic marketed as an immediate release formulation and sold by Aventis as Lasix®, as well as by several other pharmaceutical companies as a generic. The results of the Phase II trial in moderate to severe congestive heart failure patients met the primary endpoint, which indicated that patients in the Furosemide GR treatment group experienced comparable excretion of urine and electrolytes to that of the furosemide immediate release treatment group. However, we are extending the Phase II clinical trial with some of the patients to evaluate the extent to which an improvement in the frequency and urgency of diuresis can be achieved with Furosemide GR in congestive heart failure patients.

Other Research and Development Activities

        We are developing other product candidates expected to benefit from incorporation into our drug delivery system. For example, we are collaborating with AVI BioPharma, Inc. on a project for the delivery of large molecules, such as antisense compounds, from the GR System. We have also completed preclinical studies of a combination product comprising our Metformin GR once-daily formulation of metformin with a once-daily sulfonylurea for Type II diabetes. Under our agreement with Biovail, Biovail has an exclusive option to license this product from us. We expect that a Phase I clinical trial for this product will commence only if we enter into a development and licensing agreement with Biovail or another third party.

Manufacturing Capabilities

        In May 2003, we received a State of California Drug Manufacturing License for our pharmaceutical laboratories and manufacturing facilities. The license allows us to manufacture clinical supplies of our product candidates for our Phase I and Phase II clinical trials, as well as to provide quality control and quality assurance testing in our laboratories for our Phase I through Phase III clinical supplies. We intend to employ contract manufacturers for commercial-scale manufacturing of our products.

Agreement with Preferred Shareholder

        On December 10, 2004, we entered into an agreement with the holder of our Series A preferred stock to resolve a dispute between us and the shareholder involving the interpretation of the Certificate of Determination for our Series A preferred stock (the "Certificate of Determination"). The dispute related primarily to adjustments to the conversion price of the Series A preferred stock. We have agreed to adjust the conversion price of the Series A preferred stock as of December 10, 2004 to $7.50 per share, to mutually release each other from future disputes related to this issue and to binding interpretations of certain terms in the Certificate of Determination related to the conversion price of the Series A preferred stock. In addition, the shareholder has agreed to vote along with the holders of a majority of the shares of our common stock on certain corporate transactions.

        In consideration for the shareholder's willingness to enter into the agreement, we agreed to issue to the shareholder a warrant to purchase our common stock. The warrant is exercisable during the period beginning on January 20, 2006 and ending on January 20, 2009. The exercise price of the warrant initially will be equal to the conversion price of our Series A preferred stock in effect as of January 20, 2006, and the warrant will initially be exercisable for the number of shares of our common stock into which our Series A preferred stock is convertible as of January 20, 2006. The exercise price of the warrant will decrease by approximately 4.8% per year during the exercise period, such that the number of shares of our common stock issuable upon exercise of the warrant will increase by approximately 5.1% per year. The exercise price of the warrant will be satisfied only by surrender of outstanding shares of Series A preferred stock.

        The dividends of our Series A preferred stock are only convertible into our common stock. Prior to entering into the agreement with the holder of our Series A preferred stock, the dividends represented adjustments to the conversion price that were accounted for under the Financial Accounting Standards Board Emerging Issues Task Force Issue No. 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios." We believe that reducing the conversion price of the Series A preferred stock to $7.50 per share and issuing the warrant will trigger a beneficial conversion feature, which will be treated as a deemed dividend. Accordingly, future dividends will be accounted for as dividends through a charge to net income.

THE OFFERING

Common stock offered by us	Minimum: 2,222,223 shares Maximum: 5,036,000 shares
Common stock to be outstanding after this offering	Minimum: 36,865,486 shares Maximum: 39,679,263 shares
Use of proceeds
We intend to use the proceeds of this offering primarily for clinical trials, regulatory submissions, research and development expenses, enhanced internal marketing and sales capabilities and related expenses, general and administrative expenses, working capital and other general corporate purposes, as well as for potential acquisitions of, or investments in, complementary businesses, products and technologies. See "Use of Proceeds" on page S-12.
Nasdaq National Market symbol	DEPO

        The information above is based on 34,643,263 shares of common stock outstanding as of September 30, 2004. It does not include the following shares of common stock as of September 30, 2004 (or such other date as set forth below):

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  3,858,410 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.35 per share;

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  3,436,516 shares of common stock reserved for future awards under our 2004 Equity Incentive Plan and 500,000 shares of common stock reserved for future awards under our 2004 Employee Stock Purchase Plan;

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  3,163,810 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $3.07 per share;

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  1,745,501 shares of common stock issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $9.51 per share (as a result of the anti-dilution provisions of the Certificate of Determination and, assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 2,377,296 shares of common stock will be issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $7.12 per share, which represents a $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering;

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  1,209,790 shares of common stock issuable upon conversion of a convertible promissory note and accrued interest thereon at a conversion price equal to $8.31 per share (as a result of the anti-dilution provisions of the convertible promissory note and, assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 1,412,360 shares of common stock will be issuable upon conversion of the convertible promissory note and accrued interest thereon at a conversion price equal to $7.30 per share, which represents a $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering; and

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  up to 3,889,980 shares of common stock issuable at an exercise price of $7.813 per share pursuant to the option held by Biovail under our May 2002 stock purchase agreement and, assuming the sale of the maximum number of shares in this offering, up to an additional 1,270,981 shares of common stock issuable upon exercise of such option.

        Our address is 1360 O'Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 462-5900.

SUMMARY FINANCIAL DATA

        We derived the following information from our audited financial statements for the years ended December 31, 2001, 2002 and 2003, and from our unaudited interim financial statements as of September 30, 2004 and for the nine months ended September 30, 2003 and 2004. In the opinion of our management, our unaudited interim financial statements include all adjustments, consisting only of normal and recurring adjustments, considered necessary for a fair presentation of the financial information.

        Operating results for the nine months ended September 30, 2004 are not necessarily indicative of the results that may be expected for the year ending December 31, 2004 or any future periods. The following information is only a summary and should be read in conjunction with our financial statements and related notes incorporated by reference in the accompanying prospectus, and our historical financial statements and related notes contained in our annual reports, quarterly reports and other information on file with the Securities and Exchange Commission (SEC). For more details on how you can obtain our SEC reports and other information, you should read the section of this prospectus supplement entitled "Where You Can Find More Information" on page S-18.

	Year Ended December 31,			Nine Months Ended September 30,
	2001	2002	2003	2003	2004
	(Restated)
Statement of Operations Data:
Revenue	$3,673,326	$1,661,186	$981,990	$870,176	$183,819
Operating expenses	17,994,753	30,088,624	30,380,445	20,890,203	20,806,351

Loss from operations	(14,321,427)	(28,427,438)	(29,398,455)	(20,020,027)	(20,622,532)

Equity in loss of joint venture	(3,173,409)	(2,435,667)	(5,359)	(5,359)	—
Gain from Bristol-Myers legal settlement	—	18,000,000	—	—	—
Net loss(1)	$(17,600,039)	$(13,494,565)	$(30,015,098)	$(20,506,915)	$(21,014,046)

Basic and diluted net loss per share(1)(2)	$(1.72)	$(0.92)	$(1.23)	$(0.93)	$(0.61)

Shares used in computing basic and diluted net loss per share	10,220,223	14,642,745	24,458,259	22,005,257	34,618,381
	As of September 30, 2004
		As Adjusted
	Actual	Minimum(3)	Maximum(4)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$23,301,223	$32,481,227	$44,383,503
Total assets	27,564,903	36,744,907	48,647,183
Long-term obligations, less current portion	10,053,372	10,053,372	10,053,372
Series A convertible preferred stock	12,015,000	12,015,000	12,015,000
Deficit accumulated during the development stage	(114,125,034)	(114,125,034)	(114,125,034)
Total shareholders' equity	13,987,821	23,167,825	35,070,101

(1)
Net loss and net loss per share decreased in 2002 due to an $18.0 million payment we received in December 2002 from Bristol-Myers related to the settlement of the patent infringement lawsuit we filed against Bristol-Myers in January 2002.

(2)
The net loss per common share for 2001 has been restated to eliminate the 7% dividend previously accrued on the Series A preferred stock.

(3)
As adjusted to give effect to the sale of 2,222,223 shares of common stock by us in this offering at the public offering price of $4.50 per share, after deducting placement agent fees and estimated offering expenses.

(4)
As adjusted to give effect to the sale of 5,036,000 shares of common stock by us in this offering at the public offering price of $4.50 per share, after deducting placement agent fees and estimated offering expenses.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the risks described below, you should carefully consider the specific factors set forth under the caption "Risk Factors," beginning on page 5 of the accompanying prospectus, and under the caption "Additional Factors that may Affect our Future Results" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, in addition to any reports we subsequently file with the SEC, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. Each of these risk factors and other risks could adversely affect our business, operating results and financial condition. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

Risks Related to this Offering

You will experience immediate dilution in the book value per share of the common stock you purchase.

        Because the price per share of our common stock being offered is substantially higher than the book value per share of our common stock, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. Assuming the sale of the maximum number of shares offered hereby at a price of $4.50 per share, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $3.62 per share in the net tangible book value of the common stock. The dilution per share that you will suffer may be greater than this if the actual number of shares we sell is less than the maximum number of shares offered hereby. See "Dilution" for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

Our stock price is highly volatile and you may not be able to resell your shares at or above the price you pay for them.

        The market price of our common stock has been, and is likely to continue to be, highly volatile. The following factors, among others, could have a significant impact on the market price of our common stock:

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  the factors set forth under the caption "Additional Factors that may Affect our Future Results" in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, including under "Our quarterly operating results may fluctuate and affect our stock price";

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  announcements by us of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

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  public concern as to the safety of new technologies;

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  general economic conditions;

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  unfavorable announcements by us or favorable announcements by our competitors;

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  comments made by analysts, including changes in, or failure to achieve, financial estimates made by securities analysts;

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  future sales of equity or debt securities by us; and

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  sales of our common stock by our directors, officers or significant shareholders.

        In addition, the stock market in general, the Nasdaq National Market and the market for biotechnology and pharmaceutical stocks in particular, have experienced significant price and volume fluctuations. Volatility in the market price for particular companies has often been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors might seriously harm the market price of our common stock, regardless of our operating performance. In addition, securities class action litigation has often been initiated following periods of volatility in the market price of a company's securities. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of our management's attention and resources.

Existing shareholders have significant influence over us.

        Our executive officers, directors and current greater than five percent shareholders owned, in the aggregate, approximately 42.6% of our outstanding common stock as of December 31, 2004, and after the offering will own approximately 37.2% of our outstanding common stock assuming we sell the maximum number of shares in this offering. As a result, these shareholders will be able to exercise substantial influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This could have the effect of delaying or preventing a change in control of our company and will make some transactions difficult or impossible to accomplish without the support of these shareholders.

        Biovail has an option, which expires on July 9, 2005, to purchase additional shares of our common stock that would give Biovail an ownership interest of up to 20% of our issued and outstanding common stock. If upon the exercise of the option, and at subsequent annual meetings of shareholders, Biovail and its subsidiaries own at least 20% of our issued and outstanding common stock, Biovail will be entitled to designate one or more nominees to be elected to our board of directors. The number of nominees Biovail will be entitled to designate will depend on the total number of directors then serving on our board of directors and the percentage of our issued and outstanding common stock then held by Biovail and its subsidiaries. Biovail also has the right to participate as an observer in meetings of our board of directors.

Provisions in our charter documents and under California law could prevent or delay a change of control, which could reduce the market price of our common stock.

        Certain provisions of our articles of incorporation, as amended, our bylaws, as amended, and the California General Corporation Law may be deemed to have an anti-takeover effect and could discourage a third party from acquiring, or make it more difficult for a third party to acquire, control of us without the approval of our board of directors.

        In addition, although the holder of our Series A preferred stock has agreed to vote with the holders of a majority of the shares of our common stock on certain corporate transactions, the holder is entitled to a class vote on other corporate matters under the California General Corporation Law, which indirectly gives such holder the ability to veto certain transactions.

        The provisions described above and the rights granted by the California General Corporation Law, to the extent they have not effectively been waived by agreement, may discourage, delay or prevent a third party from acquiring us. These provisions could also limit the price that certain investors might be willing to pay in the future for shares of our common stock.

Management will have broad discretion as to the use of the proceeds from this offering, and we may not use the proceeds effectively.

        We have not designated the amount of net proceeds from this offering that we will use for any particular purpose. Accordingly, our management will have broad discretion as to the application of the net proceeds and could use them for purposes other than those contemplated at the time of this offering. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. Moreover, our management may use the net proceeds for corporate purposes that may not increase our market value or make us profitable. See "Use of Proceeds."

The subordination of our common stock to our preferred stock could harm common shareholders.

        Our common stock is expressly subordinate to our Series A preferred stock in the event of our liquidation, dissolution or winding up. If we were to cease operations and liquidate our assets, we would first be required to pay the holders of our Series A preferred stock their liquidation preference, which as of September 30, 2004 was approximately $16.6 million in the aggregate. As a result, there may not be any remaining assets available for distribution to the holders of common stock after providing for the Series A preferred stock liquidation preference.

Anti-dilution and other provisions in our Series A preferred stock and our convertible promissory note may adversely affect our stock price and cause additional dilution to the interests of our stockholders.

        Our Series A preferred stock and our convertible promissory note each contain anti-dilution provisions that provide for adjustment of their exercise prices and the number of shares issuable under those convertible securities upon the occurrence of certain events. If the price per share in this offering is below the market price of our common stock (as defined in those convertible securities) or if we issue, or are deemed to have issued, shares of our common stock, or securities convertible into our common stock, at prices below the then-current market price of our common stock (as defined in those convertible securities), the exercise prices of those convertible securities will be reduced and the number of shares issuable thereunder will be increased. The amount of such adjustment, if any, will be determined pursuant to a formula specified in the convertible securities and will depend on the number of shares issued, the offering price and the current market price of our common stock. Adjustments to the convertible securities pursuant to these anti-dilution provisions may result in significant dilution to the interests of our existing stockholders and may adversely affect the market price of our common stock. The anti-dilution provisions may also limit our ability to obtain additional financing on terms favorable to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus supplement, the accompanying prospectus and the documents incorporated by reference in the accompanying prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

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  our expectations regarding obtaining FDA approval to market Metformin GR, Proquin XR and our other products;

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  our ability to obtain a marketing partner for Proquin XR or our other products;

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  results and timing of our clinical trials, including the results of the Furosemide GR and Gabapentin GR trials and publication of those results;

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  our intent to continue investing in our technologies, the GR System and our facilities;

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  our expectations regarding the level of our future research and development expenses;

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  our plans to retain marketing or co-marketing rights to certain of our product candidates;

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  our plans or ability to develop other product candidates; and

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  our expectations to receive research and development funding, payments, fees and royalties through our collaborations.

        Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Additional Factors that may Affect our Future Results" section and elsewhere in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004, the "Risk Factors" section of this prospectus supplement and in the accompanying prospectus. Except as required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

        We estimate that the net proceeds we will receive from this offering will be approximately $21.1 million after deducting the placement agent's fees and estimated offering expenses and assuming that we sell the maximum number of shares offered hereby. If we sell the minimum number of shares offered hereby, we estimate that our net proceeds from this offering, after deducting the placement agent's fees and estimated offering expenses, will be $9.2 million.

        We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. We currently anticipate using the net proceeds from the sale of our common stock offered hereby primarily for:

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  clinical trials;

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  regulatory submissions;

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  research and development expenses;

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  enhanced internal marketing and sales capabilities and related expenses;

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  general and administrative expenses; and

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  working capital and other general corporate purposes.

        The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific arrangements with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions from time to time.

        Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2004:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the sale of 2,222,223 shares of common stock, the minimum number of shares offered by us in this offering, at a public offering price of $4.50 per share, after deducting the placement agent's fees and estimated offering expenses payable by us; and

  •
  on an as adjusted basis to give effect to the sale of 5,036,000 shares of common stock, the maximum number of shares offered by us in this offering, at a public offering price of $4.50 per share, after deducting the placement agent's fees and estimated offering expenses payable by us.

	As of September 30, 2004
	Actual	As Adjusted
		Minimum	Maximum
Cash, cash equivalents and marketable securities	$23,301,223	$32,481,227	$44,383,503

Long-term debt, non-current portion	$10,053,372	$10,053,372	$10,053,372
Shareholders' equity:
Preferred stock, no par value; 5,000,000 shares authorized; Series A convertible preferred stock issued and outstanding: 15,821—Actual; 15,821—As Adjusted (min. and max.)	12,015,000	12,015,000	12,015,000
Common stock, no par value; 100,000,000 shares authorized; shares issued and outstanding: 34,643,263 shares—Actual; 36,865,486 shares (min.) and 39,679,263 shares (max.)—As Adjusted	116,875,654	126,055,658	137,957,934
Deferred compensation	(704,902)	(704,902)	(704,902)
Deficit accumulated during the development stage	(114,125,034)	(114,125,034)	(114,125,034)
Accumulated other comprehensive income	(72,897)	(72,897)	(72,897)

Total shareholders' equity	$13,987,821	$23,167,825	$35,070,101

Total capitalization	$24,041,193	$33,221,197	$45,123,473

        Information in the table excludes the following shares of common stock as of September 30, 2004 (or such other date as set forth below):

  •
  3,858,410 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.35 per share;

  •
  3,436,516 shares of common stock reserved for future awards under our 2004 Equity Incentive Plan and 500,000 shares of common stock reserved for future awards under our 2004 Employee Stock Purchase Plan;

  •
  3,163,810 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $3.07 per share;

  •
  1,745,501 shares of common stock issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $9.51 per share (as a result of the anti-dilution provisions of the Certificate of Determination and, assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 2,377,296 shares of common stock will be issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $7.12 per share, which represents a

    $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering;

  •
  1,209,790 shares of common stock issuable upon conversion of a convertible promissory note and accrued interest thereon at a conversion price equal to $8.31 per share (as a result of the anti-dilution provisions of the convertible promissory note, and assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 1,412,360 shares of common stock will be issuable upon conversion of the convertible promissory note and accrued interest thereon at a conversion price equal to $7.30 per share, which represents a $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering; and

  •
  up to 3,889,980 shares of common stock issuable at an exercise price of $7.813 per share pursuant to the option held by Biovail under our May 2002 stock purchase agreement and, assuming the sale of the maximum number of shares in this offering, up to an additional 1,270,981 shares of common stock issuable upon exercise of such option.

DILUTION

        Our net tangible book value as of September 30, 2004 was approximately $14.0 million, or $0.40 per share of common stock. Net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding. Assuming the sale by us of 5,036,000 shares of common stock, the maximum number of shares offered hereby, at a public offering price of $4.50 per share and after deducting the placement agent's fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2004 would have been $35.1 million, or $0.88 per share of our common stock. This represents an immediate increase in the net tangible book value of $0.48 per share to our existing shareholders and an immediate dilution in the net tangible book value of $3.62 per share to new investors. The following table illustrates this per share dilution:

Public offering price per share	$4.50
Net tangible book value per share as of September 30, 2004	0.40
Increase per share attributable to new investors	0.48

As adjusted net tangible book value per share after this offering	0.88

Dilution per share to new investors	$3.62

        The dilution per share to new investors may be more than that indicated above in the event that the actual number of shares sold, if any, is less than the maximum number of shares offered.

        Information in the table excludes the following shares of common stock as of September 30, 2004 (or such other date as set forth below):

  •
  3,858,410 shares of common stock issuable upon the exercise of stock options outstanding at a weighted average exercise price of $4.35 per share;

  •
  3,436,516 shares of common stock reserved for future awards under our 2004 Equity Incentive Plan and 500,000 shares of common stock reserved for future awards under our 2004 Employee Stock Purchase Plan;

  •
  3,163,810 shares of common stock issuable upon the exercise of warrants outstanding with a weighted average exercise price of $3.07 per share;

  •
  1,745,501 shares of common stock issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $9.51 per share (as a result of the anti-dilution provisions of the Certificate of Determination and, assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 2,377,296 shares of common stock will be issuable upon conversion of all of our Series A preferred stock and accrued dividends thereon at a conversion price equal to $7.12 per share, which represents a $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering;

  •
  1,209,790 shares of common stock issuable upon conversion of a convertible promissory note and accrued interest thereon at a conversion price equal to $8.31 per share (as a result of the anti-dilution provisions of the convertible promissory note, and assuming we sell the maximum number of shares in this offering, upon the completion of this offering, 1,412,360 shares of common stock will be issuable upon conversion of the convertible promissory note and accrued interest thereon at a conversion price equal to $7.30 per share, which represents a $0.38 reduction relative to the per share conversion price in effect immediately prior to this offering; and

  •
  up to 3,889,980 shares of common stock issuable at an exercise price of $7.813 per share pursuant to the option held by Biovail under our May 2002 stock purchase agreement and, assuming the sale of the maximum number of shares in this offering, up to an additional 1,270,981 shares of common stock issuable upon exercise of such option.

PLAN OF DISTRIBUTION

        We have engaged Thomas Weisel Partners LLC as our exclusive placement agent to use its best efforts to solicit offers from investors to purchase our common stock in this offering. The placement agent is not obligated to, and has advised us that it will not, purchase any shares of our common stock for its own account. We will enter into purchase agreements directly with investors in connection with this offering, and we will only sell to investors who have entered into purchase agreements.

        All investor funds will be deposited into a separate trust account established for us and maintained and administered by our outside legal counsel. All investor funds will be held in this account pending the completion of the offering pursuant to the terms of our placement agent agreement with Thomas Weisel Partners LLC. We will deliver the shares of common stock being issued to the investors electronically upon the satisfaction of the following conditions:

  •
  we have received notice from Thomas Weisel Partners LLC that the conditions for closing contained in the placement agency agreement have been met;

  •
  we have received investor funds for the purchase of the minimum number of shares of common stock; and

  •
  we have received the approval from The Nasdaq Stock Market for the inclusion of the shares of common stock being issued in this offering.

        If we do not receive investor funds for the purchase of the minimum number of shares of common stock being offered by 5:00 p.m. New York City time on January 11, 2005, or the other closing conditions are not satisfied, then we will return all investor funds that were deposited with us promptly to investors, without interest, and this offering will terminate. We expect to deliver the shares of common stock being offered pursuant to this prospectus supplement on or about January 12, 2005.

        We have agreed to pay the placement agent a total placement fee equal to 6% of the gross proceeds of this offering and to reimburse the placement agent for an aggregate of up to $50,000 of reasonable out-of-pocket expenses incurred by them in connection with this offering. The following table shows the per share and total placement fees we will pay to the placement agent in connection with this offering.

	Per Share	Total Minimum Offering	Total Maximum Offering
Thomas Weisel Partners LLC	$0.27	$600,000	$1,359,720

        In compliance with the guidelines of the National Association of Securities Dealers, the maximum consideration or discount to be received by any NASD member may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus supplement and the accompanying prospectus.

        The placement agent has informed us that they will not engage in overallotment, stabilizing transactions or syndicate covering transactions in connection with this offering.

        We have agreed to indemnify the placement agent and specified other persons against some civil liabilities, including liabilities under the Securities Act, or to contribute to payments the placement agent may be required to make in respect of those liabilities.

        All of our directors and executive officers have agreed not to, directly or indirectly, offer, sell, agree to sell or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock, without the prior written consent of Thomas Weisel Partners LLC for a period of 90 days after the completion of this offering, subject to extension for up to 18 additional days under specified circumstances at the option of Thomas Weisel Partners LLC.

        Notwithstanding the foregoing, each of our directors and executive officers may transfer shares of common stock:

  •
  as a bona fide gift or gifts, provided that each donee agrees to be bound by the restrictions described above; or

  •
  to any trust for the direct or indirect benefit of the applicable director or executive officer or his or her immediate family, provided that the transfer does not involve a disposition for value and each trustee of the trust agrees to be bound by the restrictions described above.

        We have agreed that, without the prior written consent of Thomas Weisel Partners LLC, we will not, during the 90 days after the date of this prospectus supplement, subject to extension of up to 18 additional days at the option of Thomas Weisel Partners LLC, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock, or enter into any swap or other arrangement or any transaction that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock. Our agreement described in the foregoing sentence does not apply to the shares of common stock offered in this offering, our issuance of shares of common stock or options to purchase common stock granted under our stock incentive or stock purchase plans as currently in effect or as approved by our board of directors prior to the date of this prospectus supplement, subject to the approval of our shareholders, or upon the exercise of options or warrants or the conversion of securities outstanding on the date of this prospectus supplement, our issuance of any shares of common stock or other securities issued in connection with, or as consideration for acquisitions, mergers, consolidations, asset purchases or other business combinations, licenses or strategic alliances or investments occurring after the date of this prospectus supplement (provided that each recipient of any such shares or securities agrees that all such shares or securities remain subject to restrictions substantially similar to those which we have agreed to).

        Thomas Weisel Partners LLC may, in its sole discretion and at any time or from time to time, without notice, release all or any portion of the shares of common stock or other securities subject to the lock-up agreements referred to above.

        The placement agent does not expect sales of shares of common stock offered by this prospectus supplement and the accompanying prospectus to any accounts over which they exercise discretionary authority to exceed five percent of the shares offered.

        The placement agency agreement with Thomas Weisel Partners LLC will be included as an exhibit to a Current Report on Form 8-K that we will file with the SEC and that will be incorporated by reference into the registration statement of which this prospectus supplement forms a part.

        The placement agent or its affiliates have provided, and may in the future provide, investment banking, commercial banking and/or other services to us from time to time, for which they have received and may in the future receive customary fees and expenses.

        This document is not a prospectus and does not constitute an offer to the public within the meaning of the United Kingdom's Financial Services and Markets Act 2000 (the "FSMA") or the Public Offers of Securities Regulations 1995 (the "POS Regulations"). We have not authorized our common stock to be offered to the public in the United Kingdom within the meaning of the POS Regulations and any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) communicated or caused to be communicated in connection with the issue, placement or sale of any of our common stock will only be made in circumstances in which exemptions from Section 21(1) of the FSMA apply. This document is directed only at persons who (i) are outside the United Kingdom, or (ii) are "investment professionals" (within the meaning of Article 19 of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the "Order")), or (iii) are persons falling within Articles 49(2)(a) - (d) ("high net worth companies, unincorporated associations, etc.") of the Order (all such persons together being referred to as "Relevant Persons"). The transmission of this document to any other person in the United Kingdom is unauthorized and may contravene the FSMA and other United Kingdom securities and financial services laws. This document is provided to recipients on a personal basis and must not be transferred or assigned or otherwise acted on or relied upon by persons who are not Relevant Persons. Any investments or investment activity to which this document relates is available only to Relevant Persons and will be engaged in only with Relevant Persons.

        The common stock which is the subject matter of this offering may not be offered or sold directly or indirectly in Switzerland, except in circumstances which will not result in the offer of the common stock being a public offering in Switzerland within the meaning of the Swiss Code of Obligations.

LEGAL MATTERS

        The validity of the common stock offered hereby has been passed upon by Heller Ehrman White & McAuliffe LLP, San Diego, California. Julian N. Stern, the sole shareholder of a professional corporation which was a partner of a predecessor of Heller Ehrman White & McAuliffe LLP, is a director and Secretary of the company. Mr. Stern beneficially owns 153,333 shares of our common stock. Other attorneys at Heller Ehrman White & McAuliffe LLP involved in the representation of the company beneficially own 6,500 shares of our common stock. Morrison & Foerster LLP, Irvine, California, is counsel for the placement agent in connection with this offering.

EXPERTS

        Ernst & Young LLP, an independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the SEC. Our filings are available to the public over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document we file with the SEC at the Public Reference Room of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the SEC's Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by us with the SEC pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this prospectus supplement and made a part hereof:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC on March 15, 2004;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004, as filed with the SEC on May 10, 2004, August 9, 2004 and November 9, 2004, respectively;

  •
  Our Current Reports on Form 8-K, as filed with the SEC on May 4, 2004 and December 14, 2004; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on December 16, 2003 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

        All documents filed with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus supplement.

        Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus supplement is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Depomed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025,
  Attention: John F. Hamilton, Chief Financial Officer, telephone: (650) 462-5900.

        We have authorized no one to provide you with any information that differs from that contained in this prospectus supplement. Accordingly, you should only rely on the information contained or incorporated by reference in this prospectus supplement. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus supplement.

$60,000,000
Common Stock

The shares of common stock of Depomed, Inc. covered by this prospectus may be offered and sold to the public from time to time in one or more issuances.

Our common stock is listed on the American Stock Exchange under the symbol "DMI." On October 22, 2003, the closing price for our common stock, as reported on the American Stock Exchange, was $5.86 per share.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. This prospectus provides you with a general description of the shares that we may offer in one of more offerings. Each time we offer shares, we will provide a supplement to this prospectus that will contain more specific information about the terms of that offering. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus. This prospectus may not be used to sell any of our common stock unless accompanied by a prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information" before you make your investment decision.

The aggregate offering price of all common stock sold under this prospectus will not exceed $60,000,000.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.
THE PROSPECTUS SUPPLEMENT WILL CONTAIN ADDITIONAL RISK FACTORS.

We may sell shares to or through underwriters or dealers, through agents, or directly to investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 22, 2003

ABOUT THIS PROSPECTUS

        We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy common stock, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy common stock in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or common stock is sold on a later date.

        This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a "shelf" registration process. Under this shelf registration process, we may, from time to time, issue and sell to the public any part of the shares described in this prospectus in one or more offerings up to a total dollar amount of $60,000,000.

        This prospectus provides you with a general description of the common stock we may offer. Each time we sell the common stock, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information in this prospectus or in documents incorporated by reference in this prospectus. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus or in documents incorporated by reference in this prospectus, the statements made or incorporated by reference in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should carefully read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information" before buying any common stock in this offering.

        The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the common stock offered under this prospectus. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

        Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to "the company," "Depomed," "we," "us," "our," or similar references mean Depomed, Inc.

ABOUT DEPOMED

        We are an emerging specialty pharmaceutical company engaged in the development of pharmaceutical products based on our proprietary oral drug delivery technologies. We currently have two products in pivotal Phase III clinical trials and two products that have completed Phase I clinical trials and that we intend to advance into Phase II trials. Our primary oral drug delivery system is the patented Gastric Retention System, or the GR™ System. The GR System is a tablet designed to be retained in the stomach for an extended period of time while it delivers the incorporated drug or drugs on a continuous, controlled-release basis. By incorporation into the GR System, some drugs currently taken two or three times a day may be administered only once a day. We also have several products containing different drug compounds incorporated in the GR System in preclinical development. In January 2002, a patent on our GR System was issued, which expands the coverage of our technology for the controlled delivery of a broad range of drugs from a gastric retained polymer matrix tablet to maximize therapeutic benefits. Our intellectual property position includes six issued patents and fourteen patent applications pending in the United States.

        We develop proprietary products utilizing our technology internally, as well as products in collaboration with pharmaceutical and biotechnology companies. Regarding our collaborative programs, we apply our proprietary technology to the partner's compound and from these collaborations we generally expect to receive research and development funding, milestone payments, license fees and royalties. For our internal development programs, we apply our proprietary technology to existing drugs and typically fund development at least through Phase II clinical trials. Upon the completion of Phase II clinical trials, we evaluate, on a case-by-case basis, the feasibility of retaining marketing or co-marketing rights to our product candidates in the United States, taking into account such factors as the marketing and sales efforts required for each of the product candidates, the potential collaborative partners and the proposed terms of any such collaboration. When we license marketing rights to a collaborative partner, we generally expect the partner to fund the completion of the clinical trials and to pay us license fees, milestones and royalties on the product.

Metformin GR™

        We have internally developed a once-daily metformin product for Type II diabetes, Metformin GR, which is in pivotal Phase III clinical trials. In May 2002, we entered into an agreement with Biovail Laboratories granting Biovail an exclusive license in the United States and Canada to manufacture and market Metformin GR. The agreement provides for a $25.0 million milestone payment to us upon FDA approval and royalties on net sales of Metformin GR. Biovail has an option to reduce certain of the royalties for a one-time payment to us of $35.0 million. If we do not continue to fund development costs of Metformin GR, Biovail has the right to assume those expenses. In that event, our future payments from Biovail under the agreement would be materially reduced.

        In December 2002, our first Phase III clinical trial of Metformin GR was completed and in February 2003 we reported positive results for the trial. The trial compared Metformin GR with Bristol-Myers Squibb Company's immediate release metformin product marketed as Glucophage®. In the trial, Metformin GR showed clinically meaningful and statistically significant reductions in hemoglobin A1c and other measures of glycemic control. We expect the second Phase III clinical trial of Metformin GR to be completed in the first quarter of 2004. However, the earliest that we expect to be able to obtain FDA approval to market Metformin GR is in the first half of 2005, if at all.

Ciprofloxacin GR™

        In 2002, we completed a Phase II clinical trial with an internally developed once-daily formulation of the antibiotic drug ciprofloxacin, called Ciprofloxacin GR, for urinary tract infections. In June 2003, we initiated Phase III clinical trials for Ciprofloxacin GR. However, the earliest that we expect to be able to obtain FDA approval to market Ciprofloxacin GR is in the first half of 2005, if at all. We expect the Phase III clinical trial of Ciprofloxacin GR to be completed in the first quarter of 2004. We are seeking potential marketing or co-marketing partners for Ciprofloxacin GR.

Gabapentin GR™

        In September 2003, following the modifications of our joint venture arrangements with Elan Corporation, plc, Depomed Development, Ltd., or DDL, our consolidated subsidiary of which we own 80.1%, granted us an exclusive license to Gabapentin GR, a product candidate we initially licensed to DDL in connection with our joint venture with Elan and certain of its affiliates ("Elan"). Gabapentin is marketed by Pfizer Inc. for adjunctive therapy for epileptic seizures and postherpetic pain under the label Neurontin®. DDL successfully completed Phase I clinical trials on Gabapentin GR in the first quarter of 2002. We expect to initiate a Phase II clinical trial on Gabapentin GR in 2004 for an indication to be determined.

Furosemide GR™

        In 2002, we successfully completed a Phase I clinical trial of Furosemide GR. Furosemide is a widely prescribed diuretic marketed as an immediate release formulation, which is sold by Aventis as Lasix® and by several other pharmaceutical companies as a generic. We expect to begin Phase II clinical trials with Furosemide GR in the fourth quarter of 2003.

Other Research and Development Activities

        In October 2002, we signed an agreement with ActivBiotics, Inc. to conduct feasibility studies to develop a controlled-release oral tablet to deliver ActivBiotics' broad-spectrum antibiotic, Rifalazil, to the stomach and upper gastrointestinal tract. The target indication is the eradication of H. pylori, the causative agent of most cases of peptic ulcers. Under the agreement, ActivBiotics funds our research and development expenses related to the feasibility studies with Rifalazil and has an option to acquire an exclusive license to Rifalizil in combination with the GR System.

        In addition, we are developing other product candidates expected to benefit from incorporation into our drug delivery system. For example, we are collaborating with AVI BioPharma, Inc. on a project to develop the GR System for the delivery of large molecules. We have also completed preclinical studies of a combination product comprising our Metformin GR once-daily formulation of metformin with a once-daily sulfonylurea for Type II diabetes. Under our agreement with Biovail, Biovail has an exclusive option to license this product from us. We expect that Phase I clinical trials for this product will commence only if we enter into a development and licensing agreement with Biovail or another third party.

        Although we expect Phase III clinical trials for Metformin GR and Ciprofloxacin GR to be concluded in the first quarter of 2004, we believe that our research and development expenses will remain relatively flat or increase during 2004 due to anticipated increased expenditures on clinical trials and research and development for our other product candidates.

Manufacturing Capabilities

        In May 2003, we received a State of California Drug Manufacturing License for our pharmaceutical laboratories and manufacturing facilities. The license allows us to manufacture clinical supplies of our product candidates for our Phase I and Phase II clinical trials, as well as to provide quality control and quality assurance testing in our laboratories for our Phase I through Phase III clinical supplies. We intend to employ contract manufacturers for any commercial-scale manufacturing of our products.

Relationship with Elan

        In January 2000, we formed DDL as a joint venture with Elan to develop products using drug delivery technologies and expertise of both Elan and Depomed. DDL was owned 80.1% by us and 19.9% by a subsidiary of Elan. In September 2003, we amended or terminated the contracts governing the operation of DDL. The modifications to the joint venture arrangements included among other things, the termination of Elan's participation in the management and the board of directors of DDL, the termination of Elan's license of certain of its technologies to the joint venture and the cancellation of Elan's right to exchange the Series A preferred shares we issued to Elan in January 2000 for an additional 30.1% equity interest in DDL. As a result of the elimination of this exchange right, our Series A preferred stock will be reclassified as permanent shareholders' equity and our balance sheet for the quarter ending September 30, 2003 will show an increase in total shareholders' equity by $12,015,000 and an equivalent decrease in long-term liabilities. We continue to own 80.1% of DDL, with the remaining 19.9% held by a subsidiary of Elan. Following the termination of Elan's participation in the management and the board of directors of DDL, DDL's five member board of directors was reconstituted to include three of our executive officers, one of whom serves on our board of directors. We do not expect DDL to perform any further product development.

Other Information

        Future clinical progress of our products depends primarily on the results of each ongoing study. There can be no assurance that a clinical trial will be successful or that the product will gain regulatory approval. For a more complete discussion of the risks and uncertainties associated with completing development of a potential product, see the section entitled "Risk Factors" beginning on page 5.

        In addition to research and development conducted on our own behalf and through collaborations with pharmaceutical partners, our activities since inception (August 7, 1995) have included establishing our offices and research facilities, recruiting personnel, filing patent applications, developing a business strategy and raising capital. To date, we have received only limited revenue, all of which has been from these collaborative research and feasibility arrangements. We intend to continue investing in the further development of our drug delivery technologies and the GR System. We will need to make additional capital investments in laboratories and related facilities. As additional personnel are hired in 2003 and our potential products proceed through the development process, expenses can be expected to continue to increase from their 2002 levels.

        We have generated a cumulative net loss of approximately $76,566,000 for the period from inception through June 30, 2003. Of this loss, $19,817,000 is attributable to our share of the equity in the net loss of DDL. As of September 30, 2003, our capital resources consisted of approximately $15.1 million in cash, cash equivalents and marketable securities. We anticipate that our existing capital resources, together with the net proceeds from this offering, will permit us to meet our capital and operational requirements through at least the next 24 months.

        Our address is 1360 O'Brien Drive, Menlo Park, California 94025, and our telephone number is (650) 462-5900.

RISK FACTORS

        You should carefully consider the following risks and uncertainties, together with all of the other information included in this prospectus, in any prospectus supplement, and in our other filings with the SEC, before you invest in our common stock. Investing in our common stock involves risk. We believe the following are the material risks and uncertainties we face at the present time. If any of the following risks or uncertainties actually occur, our business, financial condition or results of operations could be materially adversely affected. In any case, the trading price of our common stock could decline, and you could lose all or part of your investment. See also, "Special Note Regarding Forward-Looking Statements."

Risks Related to Our Business

We are at an early stage of development and are expecting operating losses in the future.

        To date, we have had no revenues from product sales and only minimal revenues from our collaborative research and development arrangements and feasibility studies. For the six months ended June 30, 2003, we had total revenues of $506,000 and for the years ended December 31, 2000, 2001 and 2002, we had total revenues of $1.8 million in 2000, $3.7 million in 2001 and $1.7 million in 2002. For the six months ended June 30, 2003, we incurred losses of $13.5 million and for the years ended December 31, 2000, 2001 and 2002, we incurred losses of $21.7 million in 2000, $17.6 million in 2001 and $13.5 million in 2002. As we continue our research and development efforts, we anticipate that we will continue to incur substantial operating losses for at least the next two years. Therefore, we expect our cumulative losses to increase.

We will receive future payments from Biovail related to Metformin GR only if Metformin GR is approved by the FDA.

        In May 2002, we entered into an exclusive license agreement with Biovail to manufacture and market Metformin GR, our most advanced product candidate, in the United States and Canada. We are responsible for completing the clinical development of Metformin GR. Biovail will not reimburse us for any of our expenses incurred in connection with the clinical development of Metformin GR. We will not receive any payments from Biovail unless the FDA approves Metformin GR for marketing in the United States, which we do not expect to occur prior to the first half of 2005, if at all. Only if we receive FDA approval of Metformin GR will Biovail be required to make a $25.0 million payment to us. As of June 30, 2003, we expected that the total remaining development costs for Metformin GR would be approximately $8.0 million. If we do not continue funding development costs of Metformin GR, Biovail will have the right to assume development of Metformin GR. In that event, our future payments from Biovail would be materially reduced.

We will need additional capital to support our operations, which may be unavailable or costly.

        As of June 30, 2003, our capital resources consisted of approximately $22.4 million in cash, cash equivalents and marketable securities. Without taking into account any proceeds that we may receive from any offering of shares under this prospectus, we anticipate that our existing capital resources will permit us to meet our capital and operational requirements through at least April 2004. We base this expectation on our current operating plan, which may change as a result of many factors, including the following:

  •
  Greater than expected clinical development costs associated with Ciprofloxacin GR or with our exclusive license with Biovail described above under "—We will receive future payments from Biovail related to Metformin GR only if Metformin GR is approved by the FDA."

  •
  Changes in the focus and direction of our research and development programs that could result in costly additional research and delay the eventual sale of our products.

  •
  Results of clinical testing and the regulatory requirements of the FDA and comparable foreign regulatory agencies that may lead to cash outlays greater than currently expected.

  •
  Results of our product licensing activities.

        Further, our existing capital resources will not be sufficient to fund our operations until such time as we may be able to generate sufficient revenues to support our operations. To the extent that our capital resources are insufficient to meet our future capital requirements, we will have to raise additional funds through the sale of our equity securities or from development and licensing agreements to continue our development programs. We may not be able to raise such additional capital on favorable terms, or at all. If we raise additional capital by selling our equity or convertible debt securities, the issuance of such securities could result in significant dilution of our shareholders' equity positions. If adequate funds are not available, we may have to curtail operations significantly, or obtain funds through entering into collaboration agreements on unattractive terms.

Our quarterly operating results may fluctuate and affect our stock price.

        The following factors will affect our quarterly operating results and may result in a material adverse effect on our stock price:

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  variations in revenues obtained from collaborative agreements, including milestone payments, royalties, license fees and other contract revenues;

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  our success or failure in entering into further collaborative relationships;

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  decisions by collaborative partners to proceed or not to proceed with subsequent phases of the relationship or program;

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  the timing of any future product introductions by us or our collaborative partners;

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  market acceptance of the GR System;

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  regulatory actions;

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  adoption of new technologies;

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  developments concerning proprietary rights, including patents, infringement allegations and litigation matters;

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  the introduction of new products by our competitors;

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  manufacturing costs and difficulties;

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  results of clinical trials for our products;

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  changes in government funding; and

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  third-party reimbursement policies.

Our collaborative arrangements may give rise to disputes over ownership of our intellectual property and may adversely affect the commercial success of our products.

        We currently have a collaboration agreement with Biovail to develop Metformin GR. In addition, we have entered into other collaborative arrangements, some of which have been based on less definitive agreements, such as memoranda of understanding, material transfer agreements, options or feasibility agreements and we may not execute definitive agreements formalizing these arrangements. Collaborative relationships are generally complex and may give rise to disputes regarding the relative rights, obligations and revenues of the parties, including the ownership of intellectual property and associated rights and obligations, especially when the applicable provisions have not been fully negotiated. Such disputes can delay collaborative research, development or commercialization of potential products, or can lead to lengthy, expensive litigation or arbitration. The terms of collaborative arrangements may also limit or preclude us from developing products or technologies developed pursuant to such collaborations. Moreover, collaborative arrangements often take considerably longer to conclude than the parties initially anticipate, which could cause us to agree to less favorable agreement terms that delay or defer recovery of our development costs and reduce the funding available to support key programs.

        We may not be able to enter into future collaborative arrangements on acceptable terms, which would harm our ability to commercialize our products. Further, even if we do enter into collaboration arrangements, it is possible that our collaborative partners may not choose to develop and commercialize products using the GR System technologies. Other factors relating to collaborations that may adversely affect the commercial success of our products include:

  •
  any parallel development by a collaborative partner of competitive technologies or products;

  •
  arrangements with collaborative partners that limit or preclude us from developing products or technologies;

  •
  premature termination of a collaboration agreement; or

  •
  failure by a collaborative partner to devote sufficient resources to the development and commercial sales of products using the GR System.

        Generally, our collaborative arrangements do not restrict our collaborative partners from competing with us or restrict their ability to market or sell competitive products. Our current and any future collaborative partners may pursue existing or other development-stage products or alternative technologies in preference to those being developed in collaboration with us. Our collaborative partners may also terminate their collaborative relationships with us or otherwise decide not to proceed with development and commercialization of our products.

We may be unable to protect our intellectual property and may be liable for infringing the intellectual property of others.

        Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to file patent applications in the United States and foreign jurisdictions. We currently hold six issued United States patents and fourteen United States patent applications are pending. Additionally, we are currently preparing a series of patent applications representing our expanding technology for filing in the United States and abroad. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. Our pending patent applications may lack priority over others' applications or may not result in the issuance of patents. Even if issued, our patents may not be sufficiently broad to provide protection against competitors with similar technologies and may be challenged, invalidated or circumvented.

        We also rely on trade secrets and proprietary know-how, which are difficult to protect. We seek to protect such information, in part, through entering into confidentiality agreements with employees, consultants, collaborative partners and others before such persons or entities have access to our proprietary trade secrets and know-how. These confidentiality agreements may not be effective in certain cases, due to, among other things, the lack of an adequate remedy for breach of an agreement or a finding that an agreement is unenforceable. In addition, our trade secrets may otherwise become known or be independently developed by competitors.

        Our ability to develop our technologies and to make commercial sales of products using our technologies also depends on not infringing others' patents or other intellectual property rights. We are not aware of any intellectual property claims against us. However, the pharmaceutical industry has experienced extensive litigation regarding patents and other intellectual property rights. For example, Pfizer has initiated several suits against companies seeking to market formulations of gabapentin that compete with Neurontin, claiming that these formulations of gabapentin infringe Pfizer's patents. The results of this litigation could adversely impact our ability to develop Gabapentin GR. Further, if claims concerning any of our products were to arise and it was determined that these products infringe a third party's proprietary rights, we could be subjected to substantial damages for past infringement. Further, any public announcements related to litigation or interference proceedings initiated or threatened against us, even if such claims are without merit, could cause our stock price to decline.

        We may need to engage in litigation in the future to enforce any patents issued or licensed to us or to determine the scope and validity of third-party proprietary rights. Our issued or licensed patents may not be held valid by a court of competent jurisdiction. Whether or not the outcome of litigation is favorable to us, defending a lawsuit takes significant time, may be expensive and may divert management attention from other business concerns. We may also be required to participate in interference proceedings declared by the United States Patent and Trademark Office for the purpose of determining the priority of inventions in connection with our patent applications or other parties' patent applications. Adverse determinations in litigation or interference proceedings could require us to seek licenses which may not be available on commercially reasonable terms, or at all, or subject us to significant liabilities to third parties.

It is difficult to develop a successful product. If we do not develop a successful product we may not be able to raise additional funds.

        The drug development process is costly, time-consuming and subject to unpredictable delays and failures. Before we or others make commercial sales of products using the GR System, we, our current and any future collaborative partners will need to:

  •
  conduct clinical tests showing that these products are safe and effective; and

  •
  obtain regulatory approval from the FDA and foreign regulatory authorities.

        We will have to curtail, redirect or eliminate our product development programs if we or our collaborative partners find that:

  •
  the GR System has unintended or undesirable side effects; or

  •
  products that appear promising in preclinical studies do not demonstrate efficacy in larger scale clinical trials.

        Even if our products obtain regulatory approval, successful commercialization would require:

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  market acceptance;

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  cost-effective commercial scale production; and

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  reimbursement under private or governmental health plans.

        Any material delay or failure in the development and commercialization of our potential products, particularly Metformin GR or Ciprofloxacin GR, would adversely impact our financial position and liquidity and would make it difficult for us to raise financing on favorable terms, if at all.

If we are unable to obtain or maintain regulatory approval, we will be limited in our ability to commercialize our products, and our business will be harmed.

        Our lead product candidate, Metformin GR, is currently in pivotal Phase III clinical trials. We intend to file a New Drug Application with the FDA for Metformin GR some time after completion of

Phase III clinical trials, which we expect to occur in the first quarter of 2004. The earliest that we expect to be able to obtain FDA approval to market Metformin GR is in the first half of 2005, if at all.

        In June 2002, we completed a Phase II clinical trial with an internally developed once-daily formulation of the antibiotic drug ciprofloxacin for uncomplicated urinary tract infection. In June 2003, we initiated a Phase III clinical trial for this product, called Ciprofloxacin GR, which we expect to complete in the first quarter of 2004. The earliest that we expect to be able to obtain FDA approval to market Ciprofloxacin GR is in the first half of 2005, if at all.

        The regulatory process is expensive and time consuming. Even after investing significant time and expenditures on clinical trials, we may not obtain regulatory approval of our products. Data obtained from clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Significant clinical trial delays would impair our ability to commercialize our products and could allow our competitors to bring products to market before we do. In addition, changes in regulatory policy for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections. Even if we receive regulatory approval, this approval may entail limitations on the indicated uses for which we can market a product.

        Further, once regulatory approval is obtained, a marketed product and its manufacturer are subject to continual review. The discovery of previously unknown problems with a product or manufacturer may result in restrictions on the product, manufacturer or manufacturing facility, including withdrawal of the product from the market. Manufacturers of approved products are also subject to ongoing regulation, including compliance with FDA regulations governing current good manufacturing practices, or cGMP. Failure to comply with manufacturing regulations can result in, among other things, warning letters, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, refusal of the government to renew marketing applications and criminal prosecution.

The approval process outside the United States is uncertain and may limit our ability to develop, manufacture and sell our products internationally.

        To market any of our products outside of the United States, we and our collaborative partners are subject to numerous and varying foreign regulatory requirements, implemented by foreign health authorities, governing the design and conduct of human clinical trials and marketing approval for drug products. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth above, and approval by the FDA does not ensure approval by the health authorities of any other country, nor does the approval by foreign health authorities ensure approval by the FDA.

If we are unable to obtain acceptable prices or adequate reimbursement for our products from third-party payors, we will be unable to generate significant revenues.

        In both domestic and foreign markets, sales of our product candidates will depend in part on the availability of adequate reimbursement from third-party payors such as:

  •
  government health administration authorities;

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  private health insurers;

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  health maintenance organizations;

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  pharmacy benefit management companies; and

  •
  other healthcare-related organizations.

        If reimbursement is not available for our product candidates, demand for these products may be limited. Further, any delay in receiving approval for reimbursement from third-party payors would have an adverse effect on our revenues. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, including pharmaceuticals. Our product candidates may not be considered cost effective, and adequate third-party reimbursement may be unavailable to enable us to maintain price levels sufficient to realize an acceptable return on our investment.

        Federal and state governments in the United States and foreign governments continue to propose and pass new legislation designed to contain or reduce the cost of healthcare. Existing regulations affecting pricing may also change before any of our product candidates are approved for marketing. Cost control initiatives could decrease the price that we receive for any product we may develop in the future.

We may not be able to compete successfully in the pharmaceutical product and drug delivery system industries.

        Other companies that have oral drug delivery technologies competitive with the GR System include Bristol-Myers Squibb, ALZA Corporation (a subsidiary of Johnson & Johnson), Elan Corporation, plc, SkyePharma plc, Biovail Corporation, Flamel Technologies S.A. and Andrx Corporation, all of which are developing oral tablet products designed to release the incorporated drugs over time. Each of these companies has patented technologies with attributes different from ours, and in some cases with different sites of delivery to the gastrointestinal tract.

        Bristol-Myers is currently marketing a sustained release formulation of metformin, Glucophage XR, with which Metformin GR will compete. The limited license that Bristol-Myers obtained from us under our November 2002 settlement agreement extends to certain current and internally-developed future products, which may increase the likelihood that we will face competition from Bristol-Myers in the future on products in addition to Metformin GR. Andrx Corporation has submitted both an Abbreviated New Drug Application, or ANDA, and a New Drug Application, or NDA, with the FDA for a controlled-release metformin product, and Flamel Technologies has a controlled-release metformin product in clinical trials. Bayer Corporation is currently marketing a once-daily ciprofloxacin product for the treatment of uncomplicated urinary tract infection and has recently received approval to market the product for complicated urinary tract infection. There may be other companies developing products competitive with Metformin GR and Ciprofloxacin GR of which we are unaware.

        The competitive situation with respect to Gabapentin GR is complex and uncertain given the current regulatory and intellectual property status of gabapentin, which is currently marketed by Pfizer as Neurontin for adjunctive therapy for epileptic seizures and for postherpetic pain. Pfizer's basic United States patents relating to Neurontin have expired, and seven companies are seeking or have received FDA approval for generic versions of the drug. To our knowledge, we are the only company currently developing a sustained release formulation of furosemide for the United States market, but other companies have published research data indicating that products may be developed that are competitive with Furosemide GR.

        Competition in pharmaceutical products and drug delivery systems is intense. We expect competition to increase. Competing technologies or products developed in the future may prove superior to the GR System or products using the GR System, either generally or in particular market segments. These developments could make the GR System or products using the GR System noncompetitive or obsolete.

        All of our principal competitors have substantially greater financial, marketing, personnel and research and development resources than we do. In addition, many of our potential collaborative partners have devoted, and continue to devote, significant resources to the development of their own drug delivery systems and technologies.

We depend on third parties for manufacturing of our products. Failure by these third parties would result in lost revenue.

        Although we have established internal manufacturing facilities to manufacture supplies for our Phase I and Phase II clinical trials, we do not have, and we do not intend to establish in the foreseeable future, internal commercial scale manufacturing capabilities. Rather, we intend to use the facilities of third parties to manufacture products for Phase III clinical trials and commercialization. Our dependence on third parties for the manufacture of products using the GR System may adversely affect our ability to deliver such products on a timely or competitive basis. Although we have made arrangements for the third party manufacture of Metformin GR, there may not be sufficient manufacturing capacity available to us when, if ever, we are ready to seek commercial sales of other products using the GR System. The manufacturing processes of our third party manufacturers may be found to violate the proprietary rights of others. If we are unable to contract for a sufficient supply of required products on acceptable terms, or if we encounter delays and difficulties in our relationships with manufacturers, the market introduction and commercial sales of our products will be delayed, and our revenue will suffer.

        Applicable cGMP requirements and other rules and regulations prescribed by foreign regulatory authorities will apply to the manufacture of products using the GR System. We will depend on the manufacturers of products using the GR System to comply with cGMP and applicable foreign standards. Any failure by a manufacturer of products using the GR System to maintain cGMP or comply with applicable foreign standards could delay or prevent their initial or continued commercial sale.

We could become subject to product liability litigation and may not have adequate insurance to cover product liability claims.

        Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. We have obtained product liability insurance for clinical trials currently underway, but:

  •
  we may not be able to obtain product liability insurance for future trials;

  •
  we may not be able to maintain product liability insurance on acceptable terms;

  •
  we may not be able to secure increased coverage as the commercialization of the GR System proceeds; or

  •
  our insurance may not provide adequate protection against potential liabilities.

        Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management's attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

Business interruptions could limit our ability to operate our business.

        Our operations are vulnerable to damage or interruption from computer viruses, human error, natural disasters, telecommunications failures, intentional acts of vandalism and similar events. In particular, our corporate headquarters are located in the San Francisco Bay area, which is known for seismic activity. We have not established a formal disaster recovery plan, and our back-up operations and our business interruption insurance may not be adequate to compensate us for losses that occur. A significant business interruption could result in losses or damages incurred by us and require us to cease or curtail our operations.

If we cannot meet the American Stock Exchange's requirements for continued listing, the American Stock Exchange may delist our common stock, which would negatively impact the price of our common stock and our ability to sell our common stock.

        Our common stock is listed on the American Stock Exchange, or AMEX. The AMEX rules provide that the AMEX will consider delisting when a company has, among other things, (a) sustained losses in two of its three most recent fiscal years and has shareholders' equity of less than $2,000,000, or (b) sustained losses in three of its four most recent fiscal years and has shareholders' equity of less than $4,000,000. In June 2002, the AMEX notified us that we did not satisfy these criteria and agreed to continue our listing if we submitted an acceptable plan to regain compliance with the AMEX continued listing standards by January 2004. In July 2002, we submitted our plan, which the AMEX approved in September 2002. To comply with this plan we will need to have shareholders' equity in excess of $4,000,000 for two consecutive quarters.

        As a result of the modifications of our joint venture arrangements with Elan in September 2003, we expect to have shareholders' equity in excess of $4,000,000 for the quarter ending September 30, 2003. However, we may not meet the minimum shareholders' equity criteria for the next quarter. The AMEX will continue to monitor our progress towards achieving the goals set forth in the plan and may institute delisting proceedings if we fail to make progress consistent with the terms of the approved plan. If we are delisted, it would be far more difficult for our shareholders to trade in our securities and more difficult to obtain accurate, current information concerning market prices for our securities. The possibility that our securities may be delisted may also adversely affect our ability to raise additional financing.

If our common stock is delisted from the American Stock Exchange, we may be subject to the risks relating to penny stock.

        A penny stock is defined generally as any non-exchange listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. The closing price of our common stock on October 22, 2003 was $5.86. If our common stock were to be delisted from trading on the AMEX and the trading price of the common stock were to fall below $5.00 per share on or after the date the common stock was delisted, trading in such securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act. These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors, generally institutions. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of such securities and the ability of purchasers to sell our securities in the secondary market.

If we lose our key personnel or are unable to attract and retain key management and operating personnel, we may be unable to pursue our product development and commercialization efforts.

        Our success is dependent in large part upon the continued services of John W. Fara, Ph.D., our President and Chief Executive Officer, and other members of our executive management team, and on our ability to attract and retain key management and operating personnel. We do not have agreements with Dr. Fara or any of our other executive officers that provide for their continued employment with us. Management, scientific and operating personnel are in high demand in our industry and are often subject to competing offers. The loss of the services of one or more members of management or key employees or the inability to hire additional personnel as needed could result in delays in the research, development and commercialization of our potential product candidates.

Our advisors may have conflicting obligations to other entities that could result in intellectual property disputes between us and those entities.

        Two groups (the Policy Advisory Board and Development Advisory Board) advise us on business and scientific issues and future opportunities. Certain members of our Policy Advisory Board and Development Advisory Board work full-time for academic or research institutions. Others act as consultants to other companies. In addition, except for work performed specifically for us and at our direction, any inventions or processes discovered by such persons will be their own intellectual property or that of their institutions or other companies. Further, invention assignment agreements signed by such persons in connection with their relationships with us may be subject to the rights of their primary employers or other third parties with whom they have consulting relationships. If we desire access to inventions that are not our property, we will have to obtain licenses to such inventions from these institutions or companies. We may not be able to obtain these licenses on commercially reasonable terms, if at all.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus, including the documents incorporated by reference in this prospectus, includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based these forward-looking statements on our current expectations and projections about future events. Our actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements include, but are not necessarily limited to, those relating to:

  •
  results and timing of our clinical trials, including the results of the Metformin GR and Ciprofloxacin GR trials and publication of those results;

  •
  our expectations regarding obtaining FDA approval to market our products;

  •
  our intent to continue investing in our technologies, the GR System and our facilities;

  •
  our ability to obtain a marketing partner for Ciprofloxacin GR or our other products;

  •
  our expectations regarding the level of our future research and development expenses;

  •
  our plans to retain marketing or co-marketing rights to certain of our product candidates;

  •
  our plans or ability to develop other product candidates; and

  •
  our expectations to receive research and development funding, payments, fees and royalties through our collaborations.

        Factors that could cause actual results or conditions to differ from those anticipated by these and other forward-looking statements include those more fully described in the "Risk Factors" section and elsewhere in this prospectus. We are not obligated to update or revise these forward-looking statements to reflect new events or circumstances.

USE OF PROCEEDS

        We will retain broad discretion over the use of the net proceeds from the sale of our common stock offered hereby. Except as described in any prospectus supplement, we currently anticipate using the net proceeds from the sale of our common stock hereby primarily for:

  •
  clinical trials;

  •
  research and development expenses;

  •
  marketing and sales expenses; and

  •
  general and administrative expenses.

        The amounts and timing of the expenditures may vary significantly depending on numerous factors, such as the progress of our research and development efforts, technological advances and the competitive environment for our products. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific arrangements with respect to acquisitions, we evaluate acquisition opportunities and engage in related discussions from time to time.

        Pending the use of the net proceeds, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

PLAN OF DISTRIBUTION

        We may sell the common stock:

  •
  to or through one or more underwriters or dealers;

  •
  directly to purchasers, through agents; or

  •
  through a combination of any of these methods of sale.

        We may distribute the common stock:

  •
  from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time;

  •
  at market prices prevailing at the times of sale;

  •
  at prices related to such prevailing market prices; or

  •
  at negotiated prices.

        We will describe the method of distribution of the common stock in the applicable prospectus supplement.

        We may determine the price or other terms of the common stock offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and the nature of the obligations of the underwriter, dealer or agent in the applicable prospectus supplement.

        Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of the common stock). In addition, underwriters may sell common stock to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they act as agent. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act of 1933, as amended. As a result, discounts, commissions, or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. Each applicable prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. However, the maximum commission or discount to be received by any independent broker-dealer or any member of the National Association of Securities Dealers, Inc. will not be greater than 8% of the proceeds from the sale of shares offered pursuant to a prospectus supplement.

        We may enter into agreements that provide for indemnification against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or for contribution with respect to payments made by the underwriters, dealers or agents and to reimburse these persons for certain expenses.

        We may grant underwriters who participate in the distribution of the common stock an option to purchase additional shares of common stock to cover over-allotments, if any, in connection with the distribution. Underwriters or agents and their associates may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        In connection with the offering of the common stock, certain underwriters and selling group members and their respective affiliates, may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the SEC pursuant to which these persons may bid for or purchase common stock for the purpose of stabilizing its market price.

        The underwriters in an offering of the common stock may also create a "short position" for their account by selling more common stock in connection with the offering than they are committed to purchase from us. In that case, the underwriters could cover all or a portion of the short position by either purchasing common stock in the open market or by exercising any over-allotment option granted to them by us. In addition, any managing underwriter may impose "penalty bids" under contractual arrangements with other underwriters, which means that they can reclaim from an underwriter (or any selling group member participating in the offering) for the account of the other underwriters, the selling concession for the common stock that are distributed in the offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph or comparable transactions that are described in any accompanying prospectus supplement may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph or in an accompanying prospectus supplement are required to be taken by any underwriters and, if they are undertaken, may be discontinued at any time.

LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon by Heller Ehrman White & McAuliffe LLP, San Diego, California. Julian N. Stern, the sole shareholder of a professional corporation which was a partner of a predecessor of Heller Ehrman White & McAuliffe LLP, is a director and Secretary of the company. Mr. Stern beneficially owns 127,083 shares of our common stock. Other attorneys at Heller Ehrman White & McAuliffe LLP involved in the representation of the company beneficially own 6,500 shares of our common stock.

EXPERTS

        The financial statements of Depomed, Inc. appearing in Depomed, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission. Our filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. You may also read and copy, at prescribed rates, any document we file with the Securities and Exchange Commission at the Public Reference Room of the Securities and Exchange Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Securities and Exchange Commission at (800) SEC-0330 for further information on the Securities and Exchange Commission's Public Reference Room.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents previously filed by us with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference in this prospectus and made a part hereof:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the SEC on March 31, 2003;

  •
  Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2003 and June 30, 2003, as filed with the SEC on May 15, 2003 and August 14, 2003, respectively;

  •
  Our Current Report on Form 8-K, as filed with the SEC on April 25, 2003;

  •
  Our Current Report on Form 8-K, as filed with the SEC on September 22, 2003; and

  •
  The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 27, 1997 under the Securities Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

        All documents filed with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this prospectus.

        Upon written or oral request, we will provide without charge to each person to whom a copy of the prospectus is delivered a copy of the documents incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference herein). You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

  Depomed, Inc., 1360 O'Brien Drive, Menlo Park, California 94025,
  Attention: John F. Hamilton, Chief Financial Officer, telephone: (650) 462-5900.

        We have authorized no one to provide you with any information that differs from that contained in this prospectus or in any prospectus supplement. Accordingly, you should only rely on the information contained or incorporated by reference in this prospectus or any prospectus supplement. You should not assume that the information in this prospectus is accurate as of any date other than the date of the front cover of this prospectus.

Minimum: 2,222,223 Shares
Maximum: 5,036,000 Shares
Common Stock

Thomas Weisel Partners LLC
As Placement Agent

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PROSPECTUS SUPPLEMENT SUMMARY
THE OFFERING
SUMMARY FINANCIAL DATA
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
CAPITALIZATION
DILUTION
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

ABOUT THIS PROSPECTUS
ABOUT DEPOMED
RISK FACTORS
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE